Exhibit 99.1

BIO-TECHNE ANNOUNCES AGREEMENT TO ACQUIRE NOVUS BIOLOGICALS

Minneapolis/July 2, 2014/—Techne Corporation (NASDAQ: TECH) (d/b/a Bio-Techne) announced today that it has acquired Novus Biologicals for $60 million in cash. The transaction was financed with cash on hand.

Novus Biologicals is a Littleton, Colorado-based supplier of a large portfolio of both outsourced and in-house developed antibodies and other reagents for life science research. Their collection of greater than 250,000 high-quality products delivered through an innovative digital commerce platform provides customers a unique, one-stop shopping experience.

Bio-Techne is a leading developer and manufacturer of purified proteins – notably cytokines and growth factors, antibodies, immunoassays and biologically active small molecule compounds which are sold to biomedical researchers and clinical research laboratories. Novus Biologicals is an excellent complement to the expanding Bio-Techne portfolio of products and its addition is consistent with Bio-Techne’s overall goal of providing customers the most comprehensive product line for their research needs. More specifically, Novus adds strength to Bio-Techne’s antibody business and provides access to a wide range of high quality antibody content for potential inclusion in new assays and kits, as well as for use with instruments Bio-Techne intends to offer following completion of a pending acquisition transaction. In addition, Bio-Techne expects to leverage Novus’ excellent digital marketing capability and their strong management team.

Charles R. Kummeth, President and Chief Executive Officer of Bio-Techne, commented, “This acquisition is consistent with our mission to expand our products offering and ensure that our customers are being served in the most complete fashion with the best quality reagents. Over the years the R&D Systems brand has developed a strong reputation for quality reagents for life science research through its protein, antibody and immunoassay product lines. We appreciate the fact that customers’ reagent needs change and Bio-Techne wants their first choice to be a Bio-Techne branded product when selecting a supplier of reagents for their experimentation. Therefore, an expansion of our antibody portfolio was a logical step in our long term strategic business plan. We are eager to adopt the digital commercial platforms that Novus Biologicals has perfected over the years to accelerate the growth of our overall business.”

Novus Biologicals Chief Executive Officer, Karen Padgett, commented, “We are delighted to partner with Bio-Techne since we see this as a strategically good fit. Both Novus Biologicals and Bio-Techne have a desire to improve life science research by providing customers with the widest array of technical solutions and tools. The combined business will represent a unique one-stop-shop for our world-wide customers.”

The Novus Biologicals leadership team, Karen Padgett, and Dave Eansor will remain in place. Mainsail Partners, a growth equity firm based in San Francisco, has been the sole investor in Novus Biologicals since 2008.

Fredrikson & Byron, P.A. is serving as Bio-Techne’s legal counsel. Choate Hall & Stewart LLP is serving as Novus Biologicals’ legal counsel. The transaction closed on July 2, 2014.

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Techne Corporation (d/b/a Bio-Techne), NASDAQ: TECH, is a global life sciences company providing innovative bioactive tools and resources for the research and clinical diagnostic communities. Bio-Techne products assist scientific investigations into biological processes and the nature and progress of specific diseases. They aid in drug discovery efforts and provide the means for accurate clinical tests and diagnoses. With over 24,000 products in its portfolio, Bio-Techne generated approximately $311 million in net sales in fiscal year 2013 and has over 1,000 employees worldwide. For more information on Bio-Techne and its brands, please visit www.bio-techne.com.

Forward-Looking Statements

Certain statements found in this release may constitute forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect the Company’s current views with respect to future events and financial performance and include any statement that does not directly relate to a current or historical fact. Forward-looking statements can generally be identified by the words “believe,” “expect,” “anticipate” or “intend” or similar words. Forward-looking statements, including those relating to (i) the anticipated closing date of the acquisition, (ii) the Company’s financing for the acquisition, (iii) future performance and prospects of Novus Biologicals, and (iv) the expected benefits of the acquisition on the Company’s business and operations, involve risks and uncertainties that may affect actual results. The following important factors, among others, have affected and, in the future, could affect actual results: receipt of regulatory approvals and the satisfaction of closing conditions, integration of Novus Biologicals and other pending or recently acquired businesses into the Bio-Techne group of companies, the actual financial results of Novus Biologicals, the effect of new branding and marketing initiatives, the integration of new leadership, the introduction and acceptance of new biotechnology and clinical control products, the levels and particular directions of research by the Company’s customers, the impact of the growing number of producers of biotechnology research products and related price competition, general economic conditions, the impact of currency exchange rate fluctuations, and the costs and results of research and product development efforts of the Company and of companies in which the Company has invested or with which it has formed strategic relationships.

For additional information concerning such factors, see the section titled “Risk Factors” in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission. We undertake no obligation to update or revise any forward-looking statements we make in our press releases due to new information or future events. Investors are cautioned not to place undue emphasis on these statements.

Contact:

James Hippel, Chief Financial Officer

(612) 379-8854